Exhibit 99.1

Clearwater Paper Reports Second Quarter 2017 Results

SPOKANE, Wash.--(BUSINESS WIRE)--August 2, 2017--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the second quarter of 2017.

The company reported net sales of $429.7 million for the second quarter of 2017, down 1.6% compared to net sales of $436.7 million for the second quarter of 2016. Net earnings determined in accordance with generally accepted accounting principles, or GAAP, for the second quarter of 2017 were $8.0 million, or $0.48 per diluted share, compared to net earnings of $20.9 million, or $1.21 per diluted share, for the second quarter of 2016. The decrease in net earnings was due primarily to a planned bi-annual major maintenance outage at the Company's Arkansas mill in the second quarter of 2017 and higher input costs for energy, pulp, chemicals, and packaging supplies. Excluding certain non-core items identified in the attached Reconciliation of Non-GAAP Financial Measures, second quarter 2017 adjusted net earnings were $7.9 million, or $0.48 per diluted share, compared to second quarter 2016 adjusted net earnings of $23.5 million, or $1.37 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $45.7 million for the second quarter of 2017 compared to $62.2 million for the second quarter of 2016. Adjusted EBITDA for the quarter was $45.0 million, down 32.1% compared to second quarter 2016 Adjusted EBITDA of $66.3 million. The $21.3 million decrease in adjusted EBITDA was primarily a result of the same major maintenance and higher input costs affecting GAAP net earnings in the second quarter of 2017.

"We achieved solid second quarter results that were in line with our quarterly outlook,” said Linda K. Massman, president and chief executive officer. “The positive impacts to the quarter included higher prices and a stronger sales mix for paperboard, which were offset by higher external pulp pricing and lower consumer product shipment volumes, as parent rolls were used to build needed inventory.

I am also pleased to share that our previously disclosed strategic projects remain on time and within budget, and we continue to believe this will position us to more efficiently partner with and meet the needs of our customers in the future,” said Massman.

SECOND QUARTER 2017 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $231.9 million for the second quarter of 2017, down 6.5% compared to second quarter 2016 net sales of $247.9 million. This decrease was due to lower parent roll sales resulting from the shutdown of two higher cost paper machines at the Neenah, Wisconsin mill at the end of 2016 and a 1.7% decrease in retail tons sold.

Consumer Products had operating income of $10.5 million in the second quarter of 2017, compared to operating income of $18.5 million in the second quarter of 2016. After adjusting for certain non-core items identified in the attached Reconciliation of Non-GAAP Financial Measures, adjusted operating income of $11.8 million for the second quarter of 2017 was down from $19.1 million in the same period in 2016. Consumer Products operating margin decreased to 4.5% in the second quarter of 2017 from 7.5% in the second quarter of 2016. The adjusted operating margin decreased from 7.7% in the second quarter of 2016 to 5.1% in the second quarter of 2017 due to higher input costs for transportation, pulp, natural gas, and packaging supplies, partially offset by lower wage and benefit costs resulting from the implementation of warehouse automation, and the previously mentioned shutdown at the Neenah mill.

• Total tissue sales volumes of 91,450 tons in the second quarter of 2017 decreased by 7.7% and converted product cases shipped were 12.7 million, down 3.9%, each compared to the second quarter of 2016.

• Average tissue net selling prices increased 1.6% to $2,533 per ton in the second quarter of 2017, compared to the second quarter of 2016.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $197.8 million for the second quarter of 2017, up 4.8% compared to second quarter 2016 net sales of $188.8 million. The increase was primarily due to higher paperboard shipment volume, which includes sales from the operations of the former Manchester Industries acquired in December 2016. Operating income for the quarter decreased $18.4 million to $21.6 million, compared to operating income of $40.0 million for the second quarter of 2016, primarily due to approximately $9 million in major maintenance at the Arkansas mill and higher input costs for natural gas, electricity, chemicals and pulp and higher wages and benefits due to annual increases. In addition, second quarter 2016 operating income included the receipt of a net $2.8 million in partial reimbursement of previously incurred costs related to performance issues with the recovery boiler at the Arkansas mill.

• Paperboard sales volumes increased 4.0% to 207,152 tons in the second quarter of 2017, compared to 199,132 tons in the second quarter of 2016.

• Paperboard net selling prices increased 0.7% to $955 per ton compared to the second quarter of 2016.

Taxes

The company's consolidated GAAP tax rate and adjusted tax rate for the second quarter of 2017 was a provision of 33.0%, compared to 36.3% and 36.2%, respectively, in the second quarter of 2016. The company expects its GAAP and adjusted tax rate for 2017 to be approximately 34% plus or minus two percentage points.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the second quarters of 2017 and 2016, including adjusted net earnings, adjusted net earnings per diluted share, EBITDA, adjusted EBITDA, adjusted operating income, adjusted operating margin, adjusted income tax provision and adjusted tax rate. Because these amounts are not in accordance with GAAP, reconciliations to net earnings, net earnings per diluted share, operating income, income tax provision and tax rate as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the timing, benefits and costs of strategic and operational efficiency projects, customer relationships, cost structure and the company's expected tax rate for 2017. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the company's ability to execute on its growth and expansion strategies; unanticipated construction delays involving the company's planned new tissue manufacturing operations in Shelby, NC; competitive pricing pressures for the company's products, including as a result of increased capacity as additional manufacturing facilities are operated by the company's competitors; customer acceptance and timing and quantity of purchases of the company's tissue products, including the existence of sufficient demand for and the quality of tissue produced at the company's recently announced Shelby facility expansion when it becomes operational; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; the loss of or changes in prices in regards to a significant customer; the company's ability to successfully implement its operational efficiencies and cost savings strategies; changes in customer product preferences and competitors' product offerings; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunction and damage to the company's manufacturing facilities; changes in transportation costs and disruptions in transportation services; changes in the cost and availability of wood fiber and wood pulp; labor disruptions; cyclical industry conditions; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; environmental liabilities or expenditures; the company’s ability to realize the expected benefits of its Manchester Industries acquisition; changes in expenses and required contributions associated with the company's pension plans; cyber-security risks; reliance on a limited number of third-party suppliers for raw materials; the company’s inability to service its debt obligations; restrictions on the company’s business from debt covenants and terms; changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2017		2016		2017		2016
Net sales	$429,663	100%	$436,671	100%	$867,188	100%	$873,875	100%
Costs and expenses:
Cost of sales	(380,733)	89%	(361,851)	83%	(767,763)	89%	(730,498)	84%
Selling, general and administrative expenses	(29,265)	7%	(34,655)	8%	(59,202)	7%	(65,450)	7%
Total operating costs and expenses	(409,998)	95%	(396,506)	91%	(826,965)	95%	(795,948)	91%
Income from operations	19,665	5%	40,165	9%	40,223	5%	77,927	9%
Interest expense, net	(7,673)	2%	(7,396)	2%	(15,716)	2%	(15,039)	2%
Earnings before income taxes	11,992	3%	32,769	8%	24,507	3%	62,888	7%
Income tax provision	(3,955)	1%	(11,905)	3%	(8,955)	1%	(23,578)	3%
Net earnings	$8,037	2%	$20,864	5%	$15,552	2%	$39,310	4%
Net earnings per common share:
Basic	$0.49		$1.22		$0.94		$2.27
Diluted	0.48		1.21		0.94		2.26
Average shares outstanding (in thousands):
Basic	16,457		17,066		16,471		17,293
Diluted	16,590		17,234		16,612		17,386

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$8,519	$23,001
Receivables, net	130,805	147,074
Taxes receivable	5,479	9,709
Inventories	243,313	258,029
Other current assets	7,866	8,682
Total current assets	395,982	446,495
Property, plant and equipment, net	991,061	945,328
Goodwill	244,283	244,283
Intangible assets, net	36,513	40,485
Other assets, net	10,750	7,751
TOTAL ASSETS	$1,678,589	$1,684,342

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings under revolving credit facilities	$108,000	$135,000
Accounts payable and accrued liabilities	224,177	223,699
Current liability for pensions and other postretirement employee benefits	7,821	7,821
Total current liabilities	339,998	366,520
Long-term debt	570,139	569,755
Liability for pensions and other postretirement employee benefits	79,442	81,812
Other long-term obligations	40,776	41,776
Accrued taxes	2,567	2,434
Deferred tax liabilities	162,081	152,172
TOTAL LIABILITIES	1,195,003	1,214,469

Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	534,812	521,626
Accumulated other comprehensive loss, net of tax	(51,226)	(51,753)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,678,589	$1,684,342

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Six Months Ended
	June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$15,552	$39,310
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	53,612	43,174
Equity-based compensation expense	403	7,716
Deferred tax provision	7,891	8,674
Employee benefit plans	(2,183)	(2,561)
Other, net	1,267	259
Changes in working capital, net	23,742	(13,394)
Changes in taxes receivable, net	4,229	14,107
Other, net	(914)	(870)
Net cash flows from operating activities	103,599	96,415
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to plant and equipment	(85,709)	(57,394)
Other, net	417	250
Net cash flows from investing activities	(85,292)	(57,144)
CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(4,875)	(35,168)
Borrowings on revolving credit facilities	117,000	477,169
Repayments of borrowings on revolving credit facilities	(144,000)	(477,169)
Other, net	(914)	(318)
Net cash flows from financing activities	(32,789)	(35,486)
(Decrease) increase in cash and cash equivalents	(14,482)	3,785
Cash and cash equivalents at beginning of period	23,001	5,610
Cash and cash equivalents at end of period	$8,519	$9,395

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2017		2016		2017		2016
Segment net sales:
Consumer Products	$231,912	54%	$247,912	57%	$474,335	55%	$492,930	56%
Pulp and Paperboard	197,751	46%	188,759	43%	392,853	45%	380,945	44%
Total segment net sales	$429,663	100%	$436,671	100%	$867,188	100%	$873,875	100%

Operating income (loss):
Consumer Products	$10,534	54%	$18,544	46%	$16,723	42%	$36,934	47%
Pulp and Paperboard	21,595	110%	40,032	100%	48,843	121%	75,195	96%
	32,129		58,576		65,566		112,129
Corporate[1]	(12,464)	63%	(18,411)	46%	(25,343)	63%	(34,202)	44%
Income from operations	$19,665	100%	$40,165	100%	$40,223	100%	$77,927	100%

[1]	Corporate expenses for the three and six months ended June 30, 2017 include $0.1 million and $0.2 million of expenses associated with the acquisition of Manchester Industries, respectively. Operating results subsequent to the acquisition of Manchester Industries are included in the Pulp and Paperboard segment.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net earnings	$8,037	$20,864	$15,552	$39,310
Add back:
Interest expense, net	7,673	7,396	15,716	15,039
Income tax provision	3,955	11,905	8,955	23,578
Depreciation and amortization expense[3]	26,055	22,024	53,612	43,174
EBITDA[1]	$45,720	$62,189	$93,835	$121,101

Directors' equity-based compensation (benefit) expense	$(1,483)	$3,610	$(2,933)	$4,336
Manchester Industries acquisition related expenses	105	—	220	—
Costs associated with Oklahoma City facility closure	275	—	2,349	—
Costs associated with Long Island facility closure	365	533	831	965
Write-off of assets as a result of Warehouse Automation project	41	—	41	—
Adjusted EBITDA[2]	$45,023	$66,332	$94,343	$126,402

[1]

EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense (including debt retirement costs), income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[2]	Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[3]	Depreciation and amortization expense for the three months ended June 30, 2017 includes accelerated depreciation of $0.3 million associated with the Long Island facility and $0.2 million as a result of the warehouse automation project. In addition to these amounts, depreciation and amortization for the six months ended June 30, 2017 also includes $3.7 million of accelerated depreciation associated with the Oklahoma City facility closure.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Common Share
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
GAAP net earnings	$8,037	$20,864	$15,552	$39,310
Special items, after-tax[1]:
Directors' equity-based compensation (benefit) expense	(988)	2,335	(1,945)	2,800
Manchester Industries acquisition related expenses	70	—	146	—
Costs associated with Oklahoma City facility closure	183	—	3,969	—
Costs associated with Long Island facility closure	440	345	748	622
Write-off of assets as a result of Warehouse Automation project	27	—	27	—
Accelerated depreciation of assets as a result of Warehouse Automation project	161	—	161	—
Adjusted net earnings[2]	$7,930	$23,544	$18,658	$42,732

GAAP net earnings per diluted share	$0.48	$1.21	$0.94	$2.26
Special items, after-tax[1]:
Directors' equity-based compensation (benefit) expense	(0.06)	0.14	(0.12)	0.16
Manchester Industries acquisition related expenses	0.01	—	0.01	—
Costs associated with Oklahoma City facility closure	0.01	—	0.24	—
Costs associated with Long Island facility closure	0.03	0.02	0.04	0.04
Write-off of assets as a result of Warehouse Automation project	—	—	—	—
Accelerated depreciation of assets as a result of Warehouse Automation project	0.01	—	0.01	—
Adjusted net earnings per diluted share[2]	$0.48	$1.37	$1.12	$2.46

[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2]	Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Consumer Products:
Net sales	$231,912	$247,912	$474,335	$492,930
Operating income	10,534	18,544	16,723	36,934
Depreciation and amortization expense[5]	16,292	14,203	34,534	27,962
Consumer Products EBITDA[1]	$26,826	$32,747	$51,257	$64,896
Costs associated with Long Island facility closure	365	533	831	965
Costs associated with Oklahoma City facility closure	275	—	2,349	—
Write-off of assets as a result of Warehouse Automation project	41	—	41	—
Consumer Products Adjusted EBITDA[2]	$27,507	$33,280	$54,478	$65,861
Consumer Products EBITDA margin[3]	11.6%	13.2%	10.8%	13.2%
Consumer Products Adjusted EBITDA margin[4]	11.9%	13.4%	11.5%	13.4%
Pulp and Paperboard[6]:
Net sales	$197,751	$188,759	$392,853	$380,945
Operating income	21,595	40,032	48,843	75,195
Depreciation and amortization expense	8,356	6,449	16,461	12,816
Pulp and Paperboard EBITDA[1]	$29,951	$46,481	$65,304	$88,011
Pulp and Paperboard Adjusted EBITDA[2]	$29,951	$46,481	$65,304	$88,011
Pulp and Paperboard EBITDA margin[3]	15.1%	24.6%	16.6%	23.1%
Pulp and Paperboard Adjusted EBITDA margin[4]	15.1%	24.6%	16.6%	23.1%

[1]	Segment EBITDA is segment operating income adjusted for depreciation and amortization.
[2]	Segment Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[3]	Segment EBITDA margin is defined as Segment EBITDA divided by Segment Net sales.
[4]	Segment Adjusted EBITDA margin is defined as Segment Adjusted EBITDA divided by Segment Net sales.
[5]	Depreciation and amortization expense for the Consumer Products segment for the three months ended June 30, 2017 includes accelerated depreciation of $0.3 million associated with the Long Island facility and $0.2 million as a result of the warehouse automation project. In addition to these amounts, depreciation and amortization expense for the six months ended June 30, 2017 also includes $3.7 million of accelerated depreciation associated with the Oklahoma City facility closure.
[6]	With the exception of $0.1 million and $0.2 million of acquisition related expenses that are included in the Corporate segment for the three and six months ended June 30, 2017, respectively, results for Manchester Industries subsequent to the December 16, 2016 acquisition are included in the Pulp and Paperboard segment.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Adjusted Operating Income and Operating Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Consumer Products:
Net sales	$231,912	$247,912	$474,335	$492,930
Operating income	10,534	18,544	16,723	36,934
Costs associated with Long Island facility closure[3]	661	533	1,127	965
Costs associated with Oklahoma City facility closure[4]	275	—	6,012	—
Write-off of assets as a result of Warehouse Automation project	41	—	41	—
Accelerated depreciation of assets as a result of Warehouse Automation project	241	—	241	—
Consumer Products Adjusted operating income[1]	$11,752	$19,077	$24,144	$37,899
Consumer Products operating margin	4.5%	7.5%	3.5%	7.5%
Consumer Products Adjusted operating margin[2]	5.1%	7.7%	5.1%	7.7%

Pulp and Paperboard[5]:
Net sales	$197,751	$188,759	$392,853	$380,945
Operating income	21,595	40,032	48,843	75,195
Pulp and Paperboard Adjusted operating income[1]	$21,595	$40,032	$48,843	$75,195
Pulp and Paperboard operating margin	10.9%	21.2%	12.4%	19.7%
Pulp and Paperboard Adjusted operating margin[2]	10.9%	21.2%	12.4%	19.7%

[1]	Segment Adjusted operating income excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	Segment Adjusted operating margin is defined as Segment Adjusted operating income divided by Segment Net sales.
[3]	Costs associated with the Long Island facility closure for the three months ended June 30, 2017 includes accelerated depreciation of $0.3 million.
[4]	Costs associated with the Oklahoma City facility closure for the six months ended June 30, 2017 include $3.7 million of accelerated depreciation.
[5]	With the exception of $0.1 million and $0.2 million of acquisition related expenses that are included in the Corporate segment for the three and six months ended June 30, 2017, respectively, results for Manchester Industries subsequent to the December 16, 2016 acquisition are included in the Pulp and Paperboard segment.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Income Tax Provision
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
GAAP income tax provision	$(3,955)	$(11,905)	$(8,955)	$(23,578)
Special items, tax impact:
Directors' equity-based compensation benefit (expense)	495	(1,275)	988	(1,536)
Manchester Industries acquisition related expenses	(35)	—	(74)	—
Costs associated with Oklahoma City facility closure	(92)	—	(2,043)	—
Costs associated with Long Island facility closure	(221)	(188)	(379)	(343)
Write-off of assets as a result of Warehouse Automation project	(14)	—	(14)	—
Accelerated depreciation of assets as a result of Warehouse Automation project	(80)	—	(80)	—
Adjusted income tax provision[1]	$(3,902)	$(13,368)	$(10,557)	$(25,457)
Adjusted income tax provision rate[1,2]	33.0%	36.2%	36.1%	37.3%

[1]	Adjusted income tax provision and Adjusted income tax provision rate exclude the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	The Adjusted income tax provision rate is defined as [Adjusted income tax provision / (Adjusted income tax provision + Adjusted net earnings)].

CONTACT:
Clearwater Paper Corporation
(News media)
Matt Van Vleet, 509.344.5912
or
(Investors)
Robin S. Yim, 509.344.5906